EXHIBIT 99.1

SGS REPORTS RECORD THIRD QUARTER SALES OF $93.3 MILLION AND ANNOUNCES OPTIONAL REDEMPTION OF NOTES

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the third quarter of 2011 were $93.3 million, up 6.9%, or $6.0 million, from the $87.3 million reported for the third quarter of 2010. SGS also announces that net income for the third quarter of 2011 was $2.6 million, down $2.7 million, from the $5.3 million reported for the third quarter of 2010. The decrease in net income for the third quarter of 2011 was due in large part to a one-time confidential settlement of a legal proceeding. Given the effective tax rate in 2011, excluding the settlement payment would have resulted in a year over year increase in net income. The sales figure of $93.3 million is the highest ever recorded by SGS in any prior third quarter.

The $6.0 million increase in revenue was due in large part to organic growth with larger customers in the United States and Europe. The increase was also helped by changes in foreign currency exchange rates, and by some small acquisitions. The weakening of the US Dollar versus the Canadian Dollar and the British Pound increased third quarter 2011 sales as compared to third quarter 2010 by $1.0 million and $0.3 million, respectively. Acquisitions increased third quarter 2011 revenue by $3.2 million versus third quarter 2010. Excluding the impact of acquisitions, US sales increased by $1.3 million for the third quarter of 2011, compared to the same quarter in 2010. After excluding the impact of currency fluctuations, third quarter 2011 sales in Europe increased by $0.6 million versus the third quarter of 2010. After excluding the impact of currency fluctuations and a small acquisition, third quarter 2011 sales in Canada decreased by $0.7 million versus the third quarter of 2010. Gross margin percentage (exclusive of depreciation) in the third quarter of 2011 was 38.0% compared to 38.8% for the third quarter of 2010.

Sales for the first nine months of 2011 were $284.2 million, up 6.1%, or $16.4 million, from the $267.8 million reported for the first nine months of 2010. The increase in nine-month sales was primarily due to sales increases across the United States and European customer bases. The weakening of the US Dollar versus other currencies increased sales for the first nine months of 2011 versus the same period in 2011 by $4.5 million. Acquisitions also increased 2011 sales by $4.5 million in 2011 versus 2010. Excluding the impact of acquisitions, US sales increased by $6.2 million for the first nine months of 2011, compared to the same period in 2010. After excluding the impact of currency fluctuations, sales in Europe for the first nine months of 2011 increased by $2.1 million versus the first nine months of 2010. After excluding the impact of currency fluctuations and a small acquisition, sales in Canada for the first nine months of 2011 decreased by $1.2 million versus the same period in 2010. Gross margin percentage (exclusive of depreciation) in the first nine months of the year was 39.4% compared to 41.1% for the first nine months of 2010.

Net income for the third quarter of the year decreased by $2.7 million; to $2.6 million in 2011 from $5.3 million in 2010. The decrease was due in large part to a confidential one-time legal settlement. Given the effective tax rate in 2011, excluding that settlement would have resulted in an increase in net income from the prior year.

Net income for the first nine months of 2011 was down $1.3 million, to $18.2 million in 2011 from $19.5 million in 2010. The decrease was due in large part to the one-time legal settlement discussed in the paragraph above. Net income was also positively impacted by a lower effective tax rate of 24.3% in 2011 versus 38.8% in 2010. The lower tax rate in 2011 was due to an election that reduced the income tax withholding rate for certain inter-company accrued interest and a revision in the estimate of state tax liabilities related to the repatriation of this inter-company interest back to the United States. The impact of the lower tax rate was partially offset by investments made to increase productive capacity. The net income as a percent of sales for the first nine months of 2011 was 6.4% versus 7.3% for the first nine months of 2010.

EBITDA (a non-GAAP measure) decreased by $4.9 million, to $16.3 million in the third quarter of 2011 from $21.2 million for the same period in 2010. Included in these EBITDA figures are integration and consolidation costs, the one-time legal settlement described above, acquisition expenses and management fees totaling $5.1 million in the third quarter of 2011 and $0.5 million in the third quarter of 2010. EBITDA for the first nine months of 2011 decreased $8.1 million to $62.2 million, compared to $70.3 million for the same period in 2010. Included in these EBITDA figures are integration and consolidation costs, the one-time legal settlement described above, acquisition expenses and management fees totaling $6.6 million for the first nine months of 2011 and $1.5 million for the first nine months of 2010. The reconciliation of this non-GAAP measure to the GAAP measure of net income is as follows:

	Quarter Ended 09/30/11 (in millions)	Quarter Ended 09/30/10 (in millions)	Nine Months Ended 09/30/11 (in millions)	Nine Months Ended 09/30/10 (in millions)
Net income	2.6	5.3	18.2	19.5

Add:
Depreciation and amortization	6.2	6.0	18.0	17.6
Amortization Recorded through Net Sales	0.2	0.2	0.6	0.5
Other Expense/(Income)	(0.4)	(0.3)	(0.2)	0.3
Interest expense	6.6	6.6	19.8	20.0
Income tax provision	1.1	3.4	5.8	12.4

EBITDA	$ 16.3	$ 21.2	$ 62.2	$ 70.3

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "During the first nine months of 2011 our ongoing investments in sales, marketing and productive capacity continued to pay off in terms of record revenues. During 2011, we have also made four small but important acquisitions which will help us in the future by enhancing our capabilities and our customer base. We expect this trend of organic growth and opportunistic acquisitions to continue during the rest of 2011 and into future years."

As most recently reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, SGS may from time to time seek to retire its outstanding 12% Senior Subordinated Notes Due 2013 ("Notes") in open market purchases, privately negotiated transactions, through calling the Notes or otherwise, depending on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. SGS has notified the Trustee under the indenture relating to the Notes that it has opted to redeem $15 million principal amount of the Notes on December 23, 2011. SGS expects that affected Noteholders will be notified on November 15, 2011. SGS intends to finance the December 23, 2011 redemption using cash generated from operations supplemented with borrowings under the revolving credit facility (the "Revolver") of its senior secured credit facility. The Revolver provides for $40 million of borrowing availability and, as of November 9, 2011, the full $40 million was available.

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EST on Thursday, November 10, 2011. Please dial (1-866-871-4877) in the USA or (1-703-639-1470) internationally to access the call. The conference ID number is 223684.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.